Exhibit 2.1                                                       EXECUTION COPY
-----------
                                                                       (DERLAN7)



--------------------------------------------------------------------------------


                            STOCK PURCHASE AGREEMENT


                                     between


                             DERLAN INDUSTRIES INC.

                                       and

                        THE MONARCH MACHINE TOOL COMPANY




                          Dated as of December 30, 1998


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                                            PAGE
                                                                                            ----
ARTICLE I
         DEFINITIONS...........................................................................1

ARTICLE II

         SALE AND PURCHASE OF SHARES...........................................................7
         2.1      Sale and Purchase of Shares..................................................7
         2.2      Purchase Price...............................................................7
         2.3      Initial Payment Price Adjustment.............................................8
         2.4      Net Worth Adjustment.........................................................9
         2.5      Contingent Payment...........................................................9

ARTICLE III

         CLOSING AND DELIVERIES...............................................................10
         3.1      Closing.....................................................................10
         3.2      Seller's Deliveries.........................................................10
         3.3      Buyer's Deliveries..........................................................12
         3.4      Closing in Escrow...........................................................13

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF SELLER.............................................13
         4.1      Organization and Standing...................................................13
         4.2      Authorization, Validity and Effect..........................................13
         4.3      Capitalization..............................................................14
         4.4      Subsidiaries and Investments................................................14
         4.5      No Conflict; Required Filings and Consents..................................14
         4.6      Financial Statements........................................................15
         4.7      Taxes.......................................................................15
         4.8      Properties..................................................................15
         4.9      Real Property...............................................................15
         4.10     Leases......................................................................16
         4.11     Personal Property...........................................................16
         4.12     Compliance with Laws........................................................16
         4.13     Employee Benefit Plans......................................................16
         4.14     Contracts...................................................................17
         4.15     Legal Proceedings...........................................................18
         4.16     Brokers.....................................................................18
         4.17     Proprietary Information.....................................................18

         4.18     Insurance...................................................................18
         4.19     Personnel...................................................................19
         4.20     Environmental Matters.......................................................19
         4.21     Conduct of Business in Ordinary Course......................................20
         4.22     Customers and Suppliers.....................................................21
         4.23     Product Warranties and Recall...............................................21
         4.24     Year 2000 Capability........................................................21
         4.25     Accuracy of Representations.................................................22

ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF BUYER..............................................22
         5.1      Investment Intent...........................................................22
         5.2      Organization and Standing...................................................22
         5.3      Authorization, Validity and Effect..........................................22
         5.4      No Conflict; Required Filings and Consents..................................22
         5.5      Legal Proceedings...........................................................23
         5.6      Buyer's Financing...........................................................23
         5.7      No Other Representations....................................................23
         5.8      Brokers.....................................................................23

ARTICLE VI

         COVENANTS AND AGREEMENTS.............................................................23
         6.1      Employee Matters............................................................23
         6.2      Conduct of the Company and Seller...........................................25
         6.3      Reasonable Access; Confidentiality..........................................26
         6.4      HSR Filing; Other Action....................................................26
         6.5      Publicity...................................................................27
         6.6      Taxes; Tax Returns; and Tax Indemnities.....................................27
         6.7      Records and Litigation Assistance...........................................30
         6.8      Exclusive Dealing...........................................................31
         6.9      Confidentiality After Closing...............................................31
         6.10     Updating Schedules..........................................................31
         6.11     Maintenance of Insurance....................................................31
         6.12     Payment of Certain Awards and Obligations...................................31
         6.13     Release of Company from Long Term Obligations; Guarantees...................31

ARTICLE VII

         CONDITIONS TO CLOSING................................................................32
         7.1      Conditions to Obligations of the Parties....................................32
         7.2      Conditions to Obligations of the Seller.....................................32
         7.3      Conditions to Obligation of Buyer...........................................33

ARTICLE VIII
         TERMINATION OF AGREEMENT.............................................................33
         8.1      Termination.................................................................33
         8.2      Effect of Termination.......................................................34

ARTICLE IX

         SURVIVAL AND INDEMNIFICATION.........................................................34
         9.1      Survival of Representations and Warranties and Covenants....................34
         9.2      Indemnification by Buyer....................................................34
         9.3      Indemnification by Seller...................................................35
         9.4      Limitations.................................................................36
         9.5      Procedure...................................................................36
         9.6      Exclusive Remedies..........................................................36

ARTICLE X

         MISCELLANEOUS AND GENERAL............................................................37
         10.1     Expenses....................................................................37
         10.2     Successors and Assigns......................................................37
         10.3     No Third Party Beneficiaries................................................37
         10.4     Notices.....................................................................37
         10.5     Complete Agreement..........................................................38
         10.6     Captions; References........................................................38
         10.7     Amendment...................................................................38
         10.8     Waiver......................................................................38
         10.9     Governing Law...............................................................38
         10.10    Severability................................................................39
         10.11    Enforcement of Agreement....................................................39
         10.12    Counterparts................................................................39

                                    EXHIBITS

A             -       Noncompetition Agreement


                                    SCHEDULES

1.1           -       October 31 Net Worth Statement
1.2           -       People Included in To Knowledge of Seller or of Buyer
2.5           -       Calculation of Operating Profit
4.3           -       Capitalization
4.4           -       Subsidiaries
4.5(a)        -       No Conflict-Required Filings and Consents (Seller)
4.5(b)        -       Governmental Authority Required Filings or Consents (Seller)
4.6           -       Financial Statements
4.7           -       Governmental Authority Taxes and Assessments
4.9           -       Real Property
4.10          -       Personal Property Leases
4.11          -       Personal Property
4.12          -       Compliance with Laws
4.13          -       Employee Benefit Plans
4.14          -       Material Contracts
4.15          -       Legal Proceedings (Seller)
4.17          -       Proprietary Information
4.18          -       Insurance
4.19          -       Personnel
4.20          -       Environmental Matters
4.21          -       Conduct in Ordinary Course of Business - Exceptions
4.22          -       Customers and Suppliers
4.23          -       Warranties
4.24          -       Year 2000 Compatibility
5.4           -       No Conflict-Required Filings and Consents (Buyer)
5.4(b)        -       Governmental Authority-Required Filings and Consents (Buyer)
6.6           -       Tax Basis of Assets
6.13          -       Letters of Guaranty

                            STOCK PURCHASE AGREEMENT
                            ------------------------


         This Stock Purchase Agreement (this "Agreement"), dated as of December 30, 1998, between Derlan Industries Inc., a Delaware corporation ("Seller"), and The Monarch Machine Tool Company, an Ohio corporation ("Buyer").

                                    RECITALS:
                                    ---------

                  A. Seller is the record owner of all of the issued and outstanding shares of common stock, par value $1.00 per share (the "Shares") of GFG Corporation, a Wisconsin corporation (the "Company" or "AGFG"), and

                  B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares, upon the terms set forth in this Agreement.

                                   AGREEMENT:
                                   ----------

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, Seller and Buyer hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

         For purposes of this Agreement:

                  "338(h)(10) ELECTION" shall have the meaning set forth in
Section 6.6(b).

                  "ACCOUNTANTS" shall have the meaning set forth in Section 2.3(c).

                  "ACTIONS" shall mean any action, suit or legal, administrative or arbitral proceeding or investigation before any Governmental Authority.

                  "AFFILIATE" shall mean with respect to any Person, any Person which directly or indirectly controls, is controlled by or is under common control with such Person.

                  "AGREEMENT" shall have the meaning set forth in the preamble to this Agreement.

                  "BALANCE SHEET ADJUSTMENTS" shall have the meaning set forth under the definition of Closing Date Net Worth Statement, below.

                  "BUSINESS" shall mean the design, engineering, manufacture, marketing, distribution, sale, and servicing of (i) coil coating and laminating equipment, (ii) electrostatic spraying and rotary atomizing equipment and (iii) coil and strip processing equipment and the sale of parts, components and accessories for such equipment.

                  "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which banks in Ohio are authorized or obligated by Law or executive order to close.

                  "BUYER" shall have the meaning set forth in the preamble to this Agreement.

                  "BUYER'S DELIVERIES" shall have the meaning set forth in
Section 3.3.

                  "CALCULATION YEAR" shall have the meaning set forth in Section 2.5.

                  "CLOSING" shall have the meaning set forth in Section 3.1.

                  "CLOSING CONDITION MATERIAL ADVERSE EFFECT" means, with respect to the Company, such state of facts, event, change or effect as has had, or would reasonably be expected to have, a material adverse effect (i) on the business, results of operations, or financial condition of the Company taken as a whole or (ii) on the ability of Seller to consummate the transactions contemplated by this Agreement.

                  "CLOSING DATE" shall have the meaning set forth in Section
3.1.

                  "CLOSING DATE BALANCE SHEET" shall have the meaning set forth in Section 2.3(a).

                  "CLOSING DATE NET WORTH STATEMENT" means the statement to be delivered by Seller to Buyer pursuant to Section 2.3, which statement is to be prepared in accordance with the following:

         (i)      the Closing Date Balance Sheet shall be set forth;

         (ii) the Balance Sheet Adjustments shall be applied to the Closing Date Balance Sheet, accompanied by a brief explanatory footnote as to each adjustment;

         (iii) the Closing Date Balance Sheet after giving effect to the Balance Sheet Adjustments is the adjusted balance sheet; and

         (iv) the Net Worth of the Company and its Subsidiaries immediately prior to the Effective Time will be the sum of the accounts included in such adjusted balance sheet.

Buyer and Seller agree that the October 31 Net Worth Statement attached hereto as SCHEDULE 1.1 (a) has been prepared in accordance with the immediately preceding provisions, except that it has been prepared based on the unaudited consolidated balance sheet of the Company and its Subsidiaries at October 31, 1998; (b) the adjustments reflected on such statement and described in the notes to such statement are the same balance sheet adjustments (the "Balance Sheet Adjustments") to be used in preparing the Closing Date Net Worth Statement except that the amount of the adjustments may differ in amount to reflect events occurring subsequent to October

31, 1998; and (c) that the sum of the accounts included in the adjusted balance sheet shown on SCHEDULE 1.1 (namely $5,239,493) is the Net Worth at October 31, 1998.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  "COMPANY FINANCIAL STATEMENTS" shall have the meaning set forth in Section 4.6.

                  "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 6.3(b).

                  "CONSENT" shall mean any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein.

                  "CONTINGENT PAYMENT" shall have the meaning set forth at
Section 2.5.

                  "CONTRACTS" means and includes any of the following which the Company or a Subsidiary is a party to, is bound by, or by which any property or assets of either of them may be bound: (i) all real property leases; (ii) all leases of tangible personal property having rentals in excess of $25,000 due over the remaining term of the lease; (iii) all active franchise, dealer, or other distribution agreements pursuant to which the Company or a Subsidiary sells or otherwise distributes its products or services or pursuant to which any person sells or otherwise distributes products or services of the Company or a Subsidiary that cannot be terminated by the Company on notice of 45 days or less without penalty or charge; (iv) any agreement involving the licensing of Proprietary Information that requires payments by the Company in any twelve-month period in excess of $10,000; (v) any confidentiality agreement that remains effective that was entered into by the Company or a Subsidiary in connection with an acquisition or potential acquisition of a business by the Company or a Subsidiary; (vi) any agreement, arrangement, or commitment which materially restricts the conduct of any line of business by the Company or a Subsidiary; (vii) any agreement, for which the Company or a Subsidiary will have a liability after the Closing Date, to or benefitting any director or officer of the Company or a Subsidiary or with or benefitting any Affiliate of Seller and which provides for aggregate payments by the Company or a Subsidiary in any calendar year in excess of $25,000, exclusive of salary and payments under Employee Plans applicable to more than two persons; (viii) any agreement, indenture or other instrument relating to the borrowing of money by the Company or a Subsidiary that will not be discharged at or prior to the Closing Date;
(ix) any agreement pursuant to which the Company or a Subsidiary is obligated to lend money or make advances to any person (other than routine advances to any employee, deposits or advances in respect of products purchased in the ordinary course of business, and advances made to an employee in connection with the relocation of such employee by the Company or a Subsidiary); (x) any agreement, arrangement or commitment to guarantee the obligations of or to indemnify or exonerate from liability any director or officer of the Company or a Subsidiary (other than pursuant to applicable law or the charter or by-laws of the Company or a Subsidiary); (xi) any Tax allocation or Tax sharing agreement that will not be terminated at or prior to the Closing Date; (xii) any agreement or arrangement relating to the voting or disposition of any securities of the Company or a Subsidiary (other than pursuant to applicable law or the charter or by-laws of the Company or a Subsidiary); (xiii) any other contract, commitment, agreement, guarantee agreement or understanding, whether written or oral, which involves more than $100,000 and is not terminable without penalty upon not more than 45 days' notice; and (xiv) any partnership, joint venture, or other agreement pursuant to which any of the Company holds an equity interest in any person or entity.

                  "EFFECTIVE TIME" means 11:59 p.m. on December 31, 1998 if the Closing Date occurs prior to January 1, 1999, or on the Closing Date if the Closing Date occurs after December 31, 1998.

                  "ENVIRONMENTAL LAWS" means any and all Laws relating to discharge or releases of Hazardous Materials into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, use, treatment, storage, disposal, or handling of Hazardous Materials or the clean-up or other remediation thereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ESCROW AGENT" shall have the meaning set forth in Section
3.4.

                  "EXHIBIT" means any of the exhibits attached to and made a part of this Agreement.

                  "FINAL NET WORTH" means the Net Worth of the Company and its Subsidiaries shown on the Closing Date Net Worth Statement (but if there is a disagreement as to such Net Worth, then Final Net Worth means the Final Net Worth as determined after the dispute resolution provisions of Section 2.3 after been completed).

                  "GAAP" shall mean Canadian generally accepted accounting principles applied on a consistent basis.

                  "GOVERNMENTAL AUTHORITY" shall mean any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

                  "HAZARDOUS MATERIALS" means any substance regulated as toxic, radioactive or otherwise hazardous under any Laws and petroleum and any constituent thereof.

                  "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "INDEBTEDNESS" means any (i) indebtedness for borrowed money of the Company or any of its Subsidiaries, including any and all accrued but unpaid interest thereon as well as any and all costs, fees and charges required in connection with the payment or prepayment thereof, and (ii) liability for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with GAAP.

                  "INTERCOMPANY ACCOUNTS" means any amount owed between the Company or a Subsidiary, on the one hand, and Seller or any of Seller's Affiliates, on the other hand, including those amounts recorded as receivables for, or payables with respect to, products or services purchased in the ordinary course of business, health and medical, workers' compensation and other employee-related insurance plans.

                  "INTERIM BALANCE SHEET" means the unaudited consolidated balance sheet of the Company dated as of October 31, 1998 included at SCHEDULE 4.6.

                  "INVESTMENTS" shall mean any equity interest, directly or indirectly, in any other Person in excess of 5% of the total equity ownership of such Person.

                  "KNOWN TO BUYER" or "TO BUYER'S KNOWLEDGE" means any information actually known to any person listed in SCHEDULE 1.2.

                  "KNOWN TO SELLER" or "TO SELLER'S KNOWLEDGE" means any information actually known to any officer or director of the Company or Seller or to any of the persons listed in SCHEDULE 1.3.

                  "LAWS" shall mean any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

                  "LEASED REAL PROPERTY" means the land, buildings or other real property listed on SCHEDULE 4.9 as currently being leased by the Company or a Subsidiary.

                  "LIENS" shall mean any mortgage, lien, Option, pledge, adverse claim, interest, charge or other similar encumbrance.

                  "MATERIAL" when used herein to limit a representation or warranty of a party shall be interpreted as follows:

                  (i) whenever any representation or warranty of Seller contains an exception or limitation relating to "materiality," "material adverse" events or omissions, "material adverse effects" or similar concepts (other than "Closing Condition Material Adverse Effect") (collectively, "Materiality Tests"), such Materiality Tests shall be deemed to have been met (i.e., such events or omissions shall be deemed to be "material," "materially adverse," have a "material adverse effect" or otherwise meet a similar test), and such representation or warranty shall be deemed to have been breached, if such breach results in an adverse impact with respect to the Company's assets of $40,000 or an adverse impact with respect to the Company's consolidated earnings of $40,000; and

                  (ii) whenever any representation or warranty of Buyer contains a Materiality Test, such representation or warranty shall be deemed to have been breached, if such breach results in an adverse impact with respect to Seller's assets of $40,000 or an adverse impact with respect to Seller's earnings of $40,000.

                  "MATERIAL EQUIPMENT" shall have the meaning as set forth in
Section 4.11.

                  "NONCOMPETITION AGREEMENT" means the noncompetition agreement attached hereto as EXHIBIT A which is to be entered into among Buyer, Seller and Derlan Industries Limited.

                  "NONCOMPETITION PAYMENT" means the $1,500,000 payable to Derlan Industries, Inc. under the Noncompetition Agreement.

                  "OBJECTION NOTICE" has the meaning set forth in Section
2.3(b).

                  "OBJECTION PERIOD" has the meaning set forth in Section
2.3(b).

                  "OPERATING PROFIT" shall have the meaning set forth at Section 2.5(c).

                  "OPTION" means any option, warrant, call, convertible or exchangeable security, subscription, preemptive right, voting trust or agreement, any agreement restricting sale or transfer, or other agreement or right of a similar nature.

                  "ORDERS" shall mean any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

                  "OUTSIDE DATE" means the later of January 8, 1999 and five business days after the termination or expiration of the waiting period under the HSR Act.

                  "PERMITS" shall mean any license, permit, authorization, certificate of authority, grant, approval, franchise, waiver, Consent, qualification or similar document or authority which has been, or is required to be, issued or granted by any Governmental Authority.

                  "PERMITTED LIENS" means (i) Liens for Taxes not yet due and payable, (ii) mechanic's and materialman's Liens and other Liens arising as a matter of Law, (iii) purchase money security interests and (iv) Liens and imperfections of title that do not individually or in the aggregate materially detract from the value, or impair the use, of the assets as presently used.

                  "PERSON" shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other entity or Governmental Authority.

                  "PLANS" shall have the meaning set forth in Section 4.13.

                  "PROPRIETARY INFORMATION" means all rights of the Company or a Subsidiary under any patent, trademark, service mark, trade name or copyright (or registrations or applications therefor) and all other intellectual property rights, inventions, know-how, confidential business information, trade secrets or proprietary information, drawings, processes and formulae used in the Business.

                  "PURCHASE PRICE" shall have the meaning set forth in Section 2.2.

                  "REAL PROPERTY" means all of the Company's and the Subsidiaries' real property and interests in real property, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights of way, all buildings and other improvements thereon, and other real property interests used in the business or operations of the Company and the Subsidiaries, together with any additions thereto between the date of this Agreement and the Closing Date.

                  "RECORDS" means, in the case of the Company or a Subsidiary, all books and records of the Company or a Subsidiary, including, without limitation, its tax returns, minute books, stock records, general ledger, all property and equipment records, production records, engineering records, purchasing and sales records, personnel and payroll records, accounting records, magnetic copies of computer files and documentation, customer and vendor lists, and other records and files of the Company or a Subsidiary kept in the ordinary course of its business and in the possession of the Company, a Subsidiary, Seller, any Affiliate of Seller, or any agent or representative of any of them.

                  "SCHEDULE" means any of the Schedules listed in the Table of Contents to this Agreement.

                  "SELLER" shall have the meaning set forth in the preamble to this Agreement.

                  "SHARES" shall have the meaning set forth in the recitals of this Agreement.

                  "SUBSIDIARY OR SUBSIDIARIES" shall mean any Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power in the election of directors or comparable managers of such Person are at the time owned, directly or indirectly, by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries. For purposes of Sections 4.7 and 6.6, Subsidiaries shall include entities that were Subsidiaries during any period for which the statute of limitations on assessment is open.

                  "TAXES" shall have the meaning set forth in Section 6.6.


                                   ARTICLE II

                           SALE AND PURCHASE OF SHARES
                           ---------------------------

         2.1 SALE AND PURCHASE OF SHARES. At the Closing, (a) Seller shall sell, assign and transfer all of the Shares to Buyer free and clear of all Liens and
(b) Buyer shall purchase and acquire the Shares and pay and deliver to Seller the Purchase Price (as defined in Section 2.2).

         2.2 PURCHASE PRICE. The purchase price of the Shares shall be an amount equal to the sum of (i) $11,997,358 (the "INITIAL PAYMENT"), which shall be subject to adjustment as provided in Section 2.3, and (ii) the Contingent Payment, if any (the "PURCHASE PRICE").

         2.3      INITIAL PAYMENT PRICE ADJUSTMENT.

                  (a) As promptly as practicable and in any event within 60 days after the Effective Time, Seller will prepare and deliver to Buyer (i) a consolidated balance sheet of the Company immediately prior to the Effective Time prepared in accordance with GAAP (the "CLOSING DATE BALANCE SHEET"), (ii) the Closing Date Net Worth Statement, and (iii) a report (the "REPORT") of PricewaterhouseCoopers to the effect that they have audited the Closing Date Balance Sheet in accordance with generally-accepted auditing standards (the "AUDIT") and that the Closing Date Balance Sheet presents fairly, in accordance with GAAP and in all material respects, the financial condition of the Company on a consolidated basis immediately prior to the Effective Time before giving effect to the Closing Balance Sheet Adjustments. The cost of the Report and the Audit shall be paid by Buyer. Seller will afford representatives of Buyer the opportunity to participate in and review Seller's preparation of the Closing Date Balance Sheet and the Closing Date Net Worth Statement, including without limitation the opportunity to observe any physical inventory count and other accounting procedures. If Buyer and Seller agree upon the calculation of the Final Net Worth within 30 days after the delivery to Buyer of the Closing Date Balance Sheet and Closing Date Net Worth Statement, Sections 2.3(b) and 2.3(c) will not apply; however, if Buyer and Seller do not so agree, then Sections 2.3(b) and 2.3(c) will apply.

                  (b) If Buyer disagrees with Seller's calculation of the Final Net Worth, Buyer may, within 30 days (the "OBJECTION PERIOD") after the delivery to Buyer of the Closing Date Balance Sheet and Closing Date Net Worth Statement, deliver a notice (the "OBJECTION NOTICE") to Seller disputing such calculation and setting forth Buyer's calculation thereof. Any Objection Notice shall specify in reasonable detail those items or amounts as to which Buyer disagrees. If Buyer does not deliver the Objection Notice within the Objection Period, Buyer shall be deemed to agree in all respects with Seller's calculation of the Final Net Worth.

                  (c) If an Objection Notice shall be properly and timely delivered, Buyer and Seller shall cause KPMG Peat Marwick, Milwaukee, Wisconsin Office (or, if they are unable or unwilling to serve, a firm of independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller (which shall not have any material relationship with Buyer, Seller or the Company)) (the "ACCOUNTANTS") to promptly review this Agreement, the Closing Date Balance Sheet, the Closing Date Net Worth Statement and the disputed items or amounts for the purpose of calculating the Final Net Worth. In making such calculation, the Accountants shall independently determine Final Net Worth in accordance with this Agreement and shall deliver to Buyer and Seller, as promptly as practicable, a written report setting forth their calculation of Final Net Worth. If such calculation is between Seller's and Buyer's calculation of Final Net Worth, then the Accountants' determination shall be used for purposes of this Article II. If such calculation is not between Seller's and Buyer's calculation of Final Net Worth, then the Final Net Worth that is closest to the Final Net Worth calculated by the Accountants shall be used for purposes of this Article II. The cost of the Accountants' review and report shall be divided equally between Seller and Buyer.

                  (d) Each of Buyer and Seller will cooperate and assist in the preparation of the Closing Date Balance Sheet and the Closing Date Net Worth Statement and in the conduct of the reviews referred to in this Section 2.3, including, without limitation, Buyer making available to the extent necessary or helpful books, records, work papers and personnel of the Company.

         2.4 NET WORTH ADJUSTMENT. If the Final Net Worth, as finally determined pursuant to Section 2.3, is calculated to be in excess of $5,239,493, Buyer shall have no obligation to pay to Seller the amount of such excess. If the Final Net Worth is calculated to be less than $5,239,493, Seller shall pay to Buyer within five days of such final calculation the amount of such deficiency. The amount of any payment to be made pursuant to this Section 2.4 will bear interest from the Effective Time to the date of payment at a rate of eight percent (8%) per annum. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

         2.5      CONTINGENT PAYMENT.

         (a) If the Operating Profit for the Company and its Subsidiaries for the period beginning on the day after the Effective Time and ending on the first annual anniversary date of the Effective Time (the "CALCULATION YEAR" exceeds $1,725,000, then a payment shall be made to Seller (the "CONTINGENT PAYMENT"). If the Operating Profit of the Company for the Calculation Year is $1,725,000 or less, then no Contingent Payment shall be made to Seller.

         (b) If a Contingent Payment is payable, the amount of the Contingent Payment shall be the amount determined in accordance with whichever one of the following subparagraphs is applicable based on the Operating Profit of the Company and its Subsidiaries for the Calculation Year:

         (i) If the Operating Profit for the Company and its Subsidiaries for the Calculation Year is more than $1,725,000 and less than or equal to $2,300,000, then the amount of the Contingent Payment shall be the product of 2.6087 times the dollar amount by which Operating Profit exceeded $1,725,000 (for example, if the Operating Profit were $2,000,000, then the amount of the Contingent Payment would be $717,393); or

         (ii) If the Operating Profit for the Company and its Subsidiaries for the Calculation Year is more than $2,300,000 and less than or equal to $2,861,000, then the amount of the Contingent Payment shall be the sum of (x) $1,500,000 and (y) the product of 0.50 times the dollar amount by which Operating Profit exceeded $2,300,000 (for example, if the Operating Profit were $2,850,000, then the amount of the Contingent Payment would be $1,775,000); or

         (iii) If the Operating Profit for the Company and its Subsidiaries for the Calculation Year is more than $2,861,000, then the amount of the Contingent Payment is $1,780,500.

         (c) "OPERATING PROFIT" for the Calculation Year shall be calculated as provided in SCHEDULE 2.5.

         (d) Within 45 days after the end of the Calculation Year, Buyer shall furnish to Seller a schedule showing Buyer's calculation of the Operating Profit for the Calculation Year (the "OPERATING PROFIT CALCULATION SCHEDULE"). Buyer shall allow Seller and its representatives timely and full access to all books, records, and work papers of the Company and its Subsidiaries that Seller may reasonably request to review the Operating Profit Calculation Schedule. If Seller objects to Buyer's calculation of Operating Profit for the Calculation Year as shown on the Operating Profit Calculation Schedule, then within 30 days after Seller's receipt of such schedule, Seller may object to such calculation by giving written notice of objection to Buyer, in which Seller specifies in reasonable detail its objections to such Schedule. Within 15 days thereafter, Buyer and Seller shall meet at the offices of the Company and attempt in good faith to reasonably resolve any disputes as to the calculation of Operating Profit. If Buyer and Seller are unable to resolve any such disputes, the matter shall be referred to the Accountants for final determination and the same procedures shall apply in connection with any such referral as would apply to a referral of a dispute involving an Objection Notice.

         (e) If a Contingent Payment is payable pursuant to this Section 2.5, it shall be paid by Buyer to Seller and shall be due and payable on the forty-fifth day after the end of the Calculation Year unless there is on such day a dispute between Buyer and Seller as to the amount of the Contingent Payment in which case Buyer shall pay on such date the amount of the Contingent Payment not in dispute and the balance, if any shall be due and payable within two (2) Business Days after the dispute is finally resolved. Any payment of Contingent Payment shall be made together with interest which shall accrue at the annual rate of 8% from the forty-fifth day after the end of Calculation Year until paid in full.


                                   ARTICLE III

                             CLOSING AND DELIVERIES
                             ----------------------

         3.1 CLOSING. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44114, at 9:00 a.m. Cleveland time on December 31, 1998 and shall become effective at the Effective Time; PROVIDED, that if all applicable waiting periods under the HSR Act have not expired prior to three business days prior to such date, then the Closing shall occur on the third business day after the expiration of all such applicable waiting periods; and PROVIDED, FURTHER, that the time and place of the Closing may be changed to such other time and place as the parties shall mutually agree in writing (in any case, the "CLOSING DATE"). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered and if the Closing deliveries are delivered to the Escrow Agent as contemplated in Section 3.4, the transactions contemplated herein shall be effective at the Effective Time.

         3.2 SELLER'S DELIVERIES. At the Closing, Seller shall deliver or cause to be delivered to the Escrow Agent the following items ("SELLER'S DELIVERIES") provided, however, that if the Closing Date occurs after December 30, 1998, Seller's Deliveries shall be delivered directly to Buyer:

                  (a) One or more certificates representing the Shares accompanied by duly executed stock powers, dated December 31, 1998 or the Closing Date if the Closing Date occurs after December 31, 1998, in proper form for transfer;

                  (b) The organizational documents of the Company and each of its Subsidiaries certified as of the most recent practicable date by the Secretary of State or the comparable Governmental Authority of the jurisdiction of its organization;

                  (c) To the extent available, a Certificate of the Secretary of State or comparable Governmental Authority of the jurisdiction of its organization as to the good standing as of the most recent practicable date of the Company and the Subsidiaries in such jurisdiction and a certificate of good standing as of the most recent practicable date from the appropriate Governmental Authority in each state where the Company or its Subsidiaries is qualified to do business;

                  (d) A certificate of the Secretary of the Company, dated the Closing Date, certifying as to the Code of Regulations or bylaws of the Company and each of its Subsidiaries and as to the resolutions of the Company authorizing this Agreement and the transactions contemplated hereby;

                  (e) A certificate from an officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied;

                  (f) The resignation of each of the members of the Board of Directors of the Company and (if directed by the Buyer) the Subsidiaries, each effective at the Effective Time;

                  (g) The Noncompetition Agreement, dated December 31, 1998 or the Closing Date if the Closing Date occurs after December 31, 1998, and executed by authorized officers of Seller and Derlan Industries Limited, which shall become effective at the Effective Time;

                  (h) An opinion, dated the Closing Date, of Jones, Day, Reavis & Pogue, in customary form and with customary assumptions and qualifications, to the effect that (i) the execution, delivery and performance by Seller of this Agreement has been duly authorized, (ii) this Agreement has been duly executed and delivered by Seller, (iii) this Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms; and (iv) the Guaranty of Derlan Industries Limited set forth at the final page of this Agreement constitutes a valid and binding obligation of Derlan Industries Limited enforceable against it in accordance with its terms (in rendering the opinion referred to in preceding clause, such counsel may rely on the opinion of Canadian counsel acceptable to Buyer or Seller may provide a separate opinion of such Canadian counsel on such matter);

                  (i) stock certificates representing all of the outstanding capital stock of each of the Subsidiaries, registered in the name of the Company, with each certificate being free and clear of any Liens (or a certificate of an officer of Seller that such certificates in such form will be delivered to Buyer within 30 days of the Effective Time);

                  (j) the Records; and

                  (k) releases of any Liens, except Permitted Liens, that may exist with respect to the assets of the Company and a written certificate of an officer of Derlan Industries Limited certifying that all Intercompany Accounts have been paid.

         Notwithstanding the provisions of Section 3.2(j), Seller shall not be required to deliver any Records which (i) are not in the possession of the Company and its Subsidiaries and (ii) contain information about or relate to Affiliates of Seller other than the Company and its Subsidiaries but, from and after the Effective Time, Seller shall make the information contained in such Records relating to the Company and its Subsidiaries available to Buyer at its reasonable request to the extent Buyer requires such information to discharge its legal obligations.

         3.3 BUYER'S DELIVERIES. At the Closing, Buyer shall deliver or cause to be delivered to the Escrow Agent the following items ("BUYER'S DELIVERIES") provided, however, if the Closing Date occurs after December 30, 1998, Buyer's Deliveries shall be delivered directly to Seller:

                  (a) A certificate of an officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied;

                  (b) A certificate of the Secretary of Buyer, dated the Closing Date, certifying as to the resolutions authorizing this Agreement and the transactions contemplated hereby;

                  (c) The Noncompetition Agreement, dated December 31, 1998 or the Closing Date if the Closing Date occurs after December 31, 1998, and executed by an authorized officer of Buyer, which shall become effective at the Effective Time;

                  (d) An opinion, dated the Closing Date, of Thompson Hine & Flory LLP, in customary form and with customary assumptions and qualifications, to the effect that (i) the execution, delivery and performance by Buyer of this Agreement has been duly authorized, (ii) this Agreement has been duly executed and delivered by Buyer and (iii) this Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms;

                  (e) Such other documents and instruments as are required to delivered to Seller by Buyer pursuant to this Agreement at or prior to the Closing; and

                  (f) If the Closing Date occurs prior to January 1, 1999, the Initial Payment ($11,997,358) shall be delivered by Buyer to Seller by wire transfer on December 31, 1998 of immediately available funds to the bank account designated by Seller at the Closing. If, however, the Closing Date occurs after December 31, 1998, the Initial Payment shall be delivered by Buyer to Seller by wire transfer of immediately available funds to the bank account designated by Seller one business day prior to the Closing Date. At the time the Initial Payment is paid to Seller, the Noncompetition Payment ($1,500,000) shall also be paid to Seller in immediately available funds to a bank account designated by Seller.

         3.4 CLOSING IN ESCROW. If the Closing Date occurs prior to December 31, 1998, then Seller's Deliveries and Buyer's Deliveries shall be delivered at the Closing to the Escrow Agent, who shall hold such deliveries in escrow and act as follows:

                  (a) Immediately upon Escrow Agent's receipt (by personal delivery or facsimile transmission) of Seller's written notice that Seller has received the Initial Payment and the Noncompetition Payment, then Escrow Agent shall deliver Seller's Deliveries to Buyer and shall deliver Buyer's Deliveries to Seller; or

                  (b) In the event that Escrow Agent has not received written notice from Seller that Seller has received the Initial Payment and the Noncompetition Payment on or prior to the Outside Date, then on the Outside Date or as soon as practicable thereafter, Escrow Agent shall return Seller's Deliveries to Seller and Buyer's Deliveries to Buyer.

The parties hereby agree to designate a person or institution as ESCROW AGENT if the escrow provisions of this Agreement become applicable. The parties hereby agree to hold Escrow Agent harmless from any loss or costs it may occur in acting as Escrow Agent under this Agreement provided the Escrow Agent acts in good faith and in a manner it reasonably believes is consistent with the provisions of this Section 3.4.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         Seller represents and warrants to Buyer as of the date of this Agreement as follows:

         4.1 ORGANIZATION AND STANDING. Each of Seller, the Company and Subsidiaries of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Seller, the Company and Subsidiaries of the Company is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the Company. Each of Seller, the Company and Subsidiaries of the Company has the requisite corporate power and authority to own and operate its properties and carry on its business as they are now being conducted.

         4.2 AUTHORIZATION, VALIDITY AND EFFECT. Seller has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and represents the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

         4.3      CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 56,000 Shares. All of the issued and outstanding Shares are duly and validly issued and outstanding and are fully paid and nonassessable. The Shares have not been issued in violation of, and are not subject to, and there are no, outstanding Options relating to the Shares. Except as set forth on SCHEDULE 4.3, there are no authorized or outstanding Options under which the Company may be obligated to issue or sell any shares of capital stock or any other securities or equity interests of the Company. The Shares represent the only issued and outstanding shares of capital stock of the Company. Except as set forth on
SCHEDULE 4.3, Seller is the registered owner and beneficial owner of the Shares, free and clear of any Liens. Except as set forth on SCHEDULE 4.3, there are no agreements, commitments or contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company or any of its Subsidiaries.

                  (b) SCHEDULE 4.3 sets forth with respect to each Subsidiary of the Company the jurisdiction of its incorporation, the jurisdictions in which its is qualified to do business as a foreign corporation, and the number of its authorized shares of capital stock, and the number of its outstanding shares of capital stock. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are duly and validly issued and outstanding and are fully paid and nonassessable. The Company is the registered owner and the beneficial owner of all of the outstanding capital stock of each of its Subsidiaries, free and clear of any Liens. The outstanding shares of capital stock of the Subsidiaries of the Company have not been issued in violation of, and are not subject to, and there are no, outstanding Options relating to the outstanding shares of capital stock of Subsidiaries of the Company. Except as set forth on SCHEDULE 4.3, there are no authorized or outstanding Options under which any Subsidiary of the Company may be obligated to issue or sell any shares of its capital stock or any other securities or equity interests of any Subsidiary of the Company.

         4.4 SUBSIDIARIES AND INVESTMENTS. Except as set forth on SCHEDULE 4.4, the Company has no Subsidiaries or Investments.

         4.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, will conflict with or result in a breach of any provision of the articles of incorporation or code of regulations or equivalent organizational documents of the Company or any of its Subsidiaries, except as set forth in SCHEDULE 4.5(a), constitute or result in the breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of the Company or its Subsidiaries under, any Contract, note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their respective properties or assets may be subject, and that would, in any such event, have a material adverse effect, or (iii) subject to receipt of the requisite approvals set forth in SCHEDULE 4.5(b), violate any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

                  (b) Other than (i) notices and/or Consents under the HSR Act and (ii) as set forth in SCHEDULE 4.5(b), no notice to, filing with, authorization of, exemption by or Consent of any Governmental Authority or any other Person is necessary for the consummation by Seller of the transactions contemplated in this Agreement.

         4.6 FINANCIAL STATEMENTS. The consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1997, December 31, 1996, and December 31, 1995 and the related consolidated statements of operations and cash flows for each of the three years in the three-year period ended December 31, 1997, together with the notes thereto and the unaudited consolidated balance sheets and the related statements of operations and cash flows of the Company for the interim period ended October 31, 1998 (the "COMPANY FINANCIAL STATEMENTS"), all of which are included at SCHEDULE 4.6, have been prepared in accordance with GAAP (except, in the case of the balance sheet for the interim period, for the omission of notes) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated.

         4.7 TAXES . The Company joins in the filing of a consolidated tax return with other United States companies affiliated with Seller. The Company and each of its Subsidiaries have filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all Taxes shown on such returns to be owed by it. The federal income tax returns of the Seller, the Company and Subsidiaries for the fiscal year ended December 31, 1993 and for all fiscal years prior thereto are closed by the relevant statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except as set forth on SCHEDULE 4.7, neither the Company nor any of its Subsidiaries is a party to any pending Action, nor, to the Seller's Knowledge, is any such Action threatened, by any Governmental Authority for the assessment or collection of taxes, interest, penalties or deficiencies that would reasonably be expected to have a material adverse effect on the Company.

         4.8 PROPERTIES. Except as disclosed or reserved against in the Company Financial Statements, the Company and its Subsidiaries have good and valid title to all of the properties and assets, tangible or intangible, reflected in the Company Financial Statements as being owned by the Company and its Subsidiaries as of the dates thereof, free and clear of all Liens except for Permitted Liens.

         4.9 REAL PROPERTY. SCHEDULE 4.9 contains a complete list of all the Real Property and the Company's interest therein. The Real Property listed on
SCHEDULE 4.9 comprises all real property interests used in the conduct of the business and operations of the Company as now conducted. All leased buildings and all leased fixtures, equipment and other property and assets are held under leases or subleases that are valid instruments enforceable in accordance with their respective terms. The Company has delivered to Buyer true and complete copies of all leases pertaining to the Real Property. All Real Property (including the improvements thereon) (i) is available for immediate use in the conduct of the business and operations of the Company, and (ii) complies in all material respects with all applicable building or zoning codes and regulations of any Governmental Authority having jurisdiction. The Company has full legal and practical access to the Real Property. Except as set forth in SCHEDULE 4.9, to the Seller's Knowledge, all buildings, structures and facilities which are included in the Real Property are structurally sound with no material defects and are in good operating condition and repair, subject to normal routine wear and maintenance and are usable in the regular ordinary course of business.

         4.10 LEASES. SCHEDULE 4.10 contains a complete list of all vehicle leases and subleases and all leases and subleases pursuant to which the Company or the Subsidiaries lease personal property which require the payment of in excess of $25,000 over the remaining term of the lease. Except as set forth in
SCHEDULE 4.10, (i) all such leases and (ii) all leases pertaining to Real Property are valid, binding and enforceable in accordance with their terms, except that such enforcement is subject to any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (whether or not considered in a court of law or equity), and are in full force and effect; there are no existing material defaults by the Company or the Subsidiaries thereunder; and the Company has not received notice of the occurrence of any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder by any party thereto.

         4.11 PERSONAL PROPERTY. SCHEDULE 4.11 contains a complete description of all of the Company's and the Subsidiaries' machinery, equipment and other tangible personal property, including motor vehicles, which are used in the operation of the Business (collectively, the "Material Equipment"). Except as specifically disclosed on SCHEDULES 4.10 AND 4.11, the Company has good and marketable title to all the Material Equipment, free and clear of Liens. To the Seller's Knowledge, the Material Equipment is sufficient for Buyer to continue the Business, in all material respects, in accordance with applicable Law as currently conducted by the Company. Except as set forth on SCHEDULES 4.10 AND
4.11 hereto, no Person, other than the Company or any Subsidiary, owns any equipment or other tangible property or assets on the premises of the Company and the Subsidiaries that is necessary to the operations of the Business of the Company and the Subsidiaries.

         4.12 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 4.12, each of the Company and its Subsidiaries (a) is in material compliance with all Laws and Orders applicable to its business or employees conducting its business; and
(b) has received no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any Law or (ii) threatening to revoke any Permit of any Governmental Authority.

         4.13 EMPLOYEE BENEFIT PLANS. (a) SCHEDULE 4.13 identifies all employee benefit plans as defined in Section 3(3) of ERISA that the Company and its Subsidiaries sponsor or to which any of them contributes for its employees or their dependents (the "PLANS").

         (b)  Except as set forth in SCHEDULE 4.13:

                        (i) the Company has delivered or made available to Buyer copies of the following Plan documents: (A) the Plan document or Summary Plan Descriptions, if any, currently in effect; (B) the most recent determination letter, if any, received from the Internal Revenue Service with respect to the qualification of any of such Plans intended to be qualified under Section 401(a) of the Code; (C) actuarial valuations of each of such Plans, if applicable, for the most recent plan year for which such valuations are available or are required by Law; and (D) the most recently filed annual return/report on Form 5500, 5500-C, 5500-R or 5500-C/R, if any, for each of such Plans sponsored by the Company;

                       (ii) all contributions to each of the Plans intended to be qualified under Section 401(a) of the Code are, and have been in the year to which they relate, fully deductible;

                      (iii) other than qualified domestic relations orders as defined in Section 414(p) of the Code and qualified medical child support orders as defined in Section 609(a)(2)(A) of ERISA, and except for claims for benefits in the ordinary course, to Seller's Knowledge there are no actions, Liens, suits, arbitrations, disputes, legal, administrative or other proceedings or governmental investigations pending against any of the Plans;

                       (iv) no Plan subject to Title IV of ERISA has been maintained during the last six years by the Company or any of its Subsidiaries;

                        (v) none of the Plans is subject to Section 302 of ERISA or Section 412 of the Code;

                       (vi) neither the Company nor any present or former Subsidiary of the Company has at any time maintained, contributed to or had an obligation to contribute to any plan under which more than one employer makes contributions within the meaning of Sections 3(40), 4063, 4064 or 4066 of ERISA or Section 413(c) of the Code or to any "multiemployer plan" within the meaning of Section 3(37) of ERISA;

                      (vii) no Plan provides medical benefits beyond termination of service or retirement other than continuation of health care coverage mandated by Law; and

                         (viii) with respect to each Plan that is a group health plan (as defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code), the Seller, Company or otherwise the administrator of the Plan has complied with all material requirements of Section 4980B et. seq of the Code and Parts 6 and 7 of Title I of ERISA except where failure to comply would not have an adverse material effect on the Company.

         4.14 CONTRACTS. Set forth in SCHEDULE 4.14 is a list of the Contracts, as of the date hereof, except for leases of property which are set forth at
SCHEDULE 4.10 and Plans which are set forth at SCHEDULE 4.13. Each of the Contracts is in full force and effect and is a legal, valid and binding contract or agreement, and there is no default or breach (or, to the Seller's Knowledge, any event that, with the giving of notice or lapse of time or both would result in a material default or breach) by the Company or any of its Subsidiaries, or, to the Seller's Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, that, individually or in the aggregate, would have a material adverse effect on the Company.

         4.15 LEGAL PROCEEDINGS. As of the date of this Agreement, except as set forth in SCHEDULE 4.15, there are no Actions instituted or pending, or to the Seller's Knowledge, threatened, against the Company or any of its Subsidiaries, or against any property, asset, interest or right of any of them. Neither the Company nor any of its Subsidiaries is subject to any Order other than as set forth in SCHEDULE 4.15. SCHEDULE 4.15 also sets forth a list of all litigation that was filed against the Company (other than claims involving workers' compensation) since January 1, 1994 in which the total damages sought from the Company were in excess of $100,000.

         4.16 BROKERS. Except for the compensation payable to Taylor Strategic Divestitures ("Taylor Divestitures") in connection with the transactions contemplated by this Agreement, which shall be paid by Seller, no broker, finder or similar agent has been employed by or on behalf of Seller or the Company, and no Person with which Seller or the Company has had any dealings or communications of any kind other than Taylor Divestitures is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

         4.17 PROPRIETARY INFORMATION. Except as set forth on SCHEDULE 4.17, there are no pending or, to the best of Seller's knowledge, threatened interference, opposition or infringement actions, or any other proceedings with respect to the Proprietary Information. SCHEDULE 4.17 lists all of the patents, registered trademarks, service marks, trade names and registered copyrights and all applications for any of the foregoing which are owned by the Company or a Subsidiary of the Company. Subject to being challenged during any unexpired opposition period provided under applicable law or to being contested as improperly issued under applicable law, one of the Company or a Subsidiary of the Company will be on the Closing Date the owner of the such patents and registered trademarks in the listed jurisdictions, free and clear of any Liens. To Seller's Knowledge, each of the Company and its Subsidiaries has the right to use all of the other Proprietary Information it uses. Buyer acknowledges that Seller does not make any representation or warranty hereunder that third parties cannot and do not lawfully possess and use in their business trade secrets, know-how, patents, trademarks, service marks, trade names, copyrights, applications for any of the foregoing and other similar proprietary or intellectual property rights or interests which are similar to the Proprietary Information. Except as set forth on SCHEDULE 4.17, to Seller's Knowledge, there is no infringement or misappropriation of the Proprietary Information. Notwithstanding anything to the contrary, Seller does not make any representation or warranty with respect to the validity of any patents.

         4.18 INSURANCE. SCHEDULE 4.18 sets forth all policies of insurance covering the Company and its Business and such policies are in full force and effect. No notice of suspension or cancellation of any such policies has been received by the Company or to Seller's Knowledge, is threatened.

         4.19     PERSONNEL.

                  (a) EMPLOYEES AND COMPENSATION. SCHEDULE 4.19 contains a true and complete list of all employees of the Company and the Subsidiaries, their job titles and current salary.

                  (b) LABOR RELATIONS. Neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreements. Except as set forth in SCHEDULE 4.19, the Company and the Subsidiaries of the Company have complied in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes and it has not received any written notice alleging that it has failed to comply in any material respect with any such Laws. As of the date hereof, (i) no labor union or other collective bargaining unit represents, or to the Seller's Knowledge, claims to represent any of its or any of its Subsidiary's employees, and (ii) there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company's or any of its Subsidiary's employees.

         4.20     ENVIRONMENTAL MATTERS.

                  (a) COMPLIANCE WITH LAW. Except as set forth in SCHEDULE 4.20, the Business is being operated in compliance with all applicable Environmental Laws, except for such instances of noncompliance which do not, either alone or in the aggregate, materially adversely affect the financial condition or operations of the Company or any of its Subsidiaries.

                  (b) PERMITS AND LICENSES. Except as set forth in SCHEDULE 4.20, each of the Company and its Subsidiaries has obtained all Permits, licenses and other authorizations which are required with respect to the properties and operations of any of the Company and its Subsidiaries under applicable Environmental Laws. Except as set forth in SCHEDULE 4.20, each of the Company and its Subsidiaries is in compliance with all terms and conditions of the required Permits, licenses and authorizations, and with any order, decree, or judgment of any Governmental Authority affecting any of the Company or its Subsidiaries or its properties, except for such instances of noncompliance which do not, either alone or in the aggregate, materially adversely affect the financial condition or operations of the Company or its Subsidiaries.

                  (c) LEGAL PROCEEDINGS. Except as set forth in SCHEDULE 4.20, there are no actions, suits, demands, notices, claims, investigations or proceedings under any Environmental Law pending or, to Seller's Knowledge, threatened against any of the Company or its Subsidiaries or relating to any real property previously or currently owned, leased, occupied or used by any of the them or requests for information from any Governmental Authority making inquiries relating to any Environmental Law or any notice that any of the Company or its Subsidiaries is or may be a potentially responsible party under any Environmental Law.

                  (d) USE OR STORAGE OF HAZARDOUS SUBSTANCES. Except as set forth on SCHEDULE 4.20, there are no Hazardous Substances currently utilized at or stored at any property owned, leased, or operated by any of the Company or its Subsidiaries except for those for which Permits have been obtained and are in effect or are present in a manner or in quantities which do not require issuance of Permits under the Environmental Laws.

                  (e) RELEASES OF HAZARDOUS SUBSTANCES. Except as set forth in
SCHEDULE 4.20, there has not been any release of any Hazardous Substances on or from any real property currently or previously owned, leased, or operated by any of the Company or its Subsidiaries during the time any such property was owned, leased, or operated by any of the Company or its Subsidiaries except for such releases which do not, either alone or in the aggregate, materially adversely affect the financial condition or operations of the Company or its Subsidiaries. The term "release" shall have the meaning given to such term in Section 101(22) of CERCLA.

                  (f) OFF-SITE DISPOSAL OF HAZARDOUS SUBSTANCES. Except as set forth in SCHEDULE 4.20, any Hazardous Substances removed from any property currently or previously owned, leased, or operated by any of the Company or its Subsidiaries during the time the property was owned, leased, or operated by any of the Company or its Subsidiaries was removed, transported off-site, treated, stored or disposed of in compliance with applicable Environmental Laws, except for such instances of noncompliance which do not, either alone or in the aggregate, materially adversely affect the financial condition or operations of the Companies.

                  (g) LIMITATIONS. Nothing in this Section 4.20 shall be construed as a representation or warranty regarding activities, practices or conditions on any real property currently or previously owned or operated by any of the Company or its Subsidiaries, prior to Seller's ownership of the Company and the Company's ownership of any of its Subsidiaries.

         4.21 CONDUCT OF BUSINESS IN ORDINARY COURSE. Except for items set forth on SCHEDULE 4.21 and the transactions contemplated hereby, since December 31, 1997, the Company has conducted the Business and its operations in the ordinary course of business consistent with past practices in all material respects and:

                  (a) the Company has not made any sale, assignment, lease, or other transfer of any of its properties other than obsolete assets no longer used in the operation of its business or other assets sold or disposed of in the normal and usual course of business with suitable replacements being obtained thereof;

                  (b) the Company has not suffered any material write-down of the value of any assets or any material write-off as uncollectible of any accounts receivable and has not taken any action to accelerate the collection of accounts receivable except for actions that are consistent with past practices of the Company;

                  (c) the Company and each of its Subsidiaries have paid each of their respective creditors in the ordinary course of business unless the existence or amount of indebtedness is being contested in good faith;

                  (d) except as reflected on Company Financial Statements, there has not been any material (meaning, for this purpose, Closing Condition Material Adverse Effect) adverse change in the financial position, results of operations, or net worth of the Company and its Subsidiaries; and

                  (e) since October 31, 1998 to the date of this Agreement, the Company has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock except for cash dividends that, in the aggregate do not exceed, and will not exceed when taken together with any cash dividends paid after October 31, 1998 and prior to the Effective Time, $4,978,454.

         4.22 CUSTOMERS AND SUPPLIERS . Set forth on SCHEDULE 4.22 are (i) suppliers or other vendors of the Company from whom the Company has purchased more than $200,000 in products and services between January 1, 1998 and October 31, 1998 and (ii) customers who have purchased more than $200,000 in products and services from the Company between January 1, 1998 and October 31, 1998.

         4.23 PRODUCT WARRANTIES AND RECALL. A true and accurate copy of any warranty which each of the Company and its Subsidiaries are presently offering, or has offered during the last 12 months, to customers in connection with the sale of its products or the rendering of services is included at SCHEDULE 4.23. Except as disclosed on SCHEDULE 4.23, (i) none of the warranties given by the Company or any of its Subsidiaries in connection with the sale of goods and products expires more than 15 months after the date hereof; and (ii) to the Seller's Knowledge, there is no pending, threatened, or likely to be asserted warranty claim relating to a product or service sold by the Company or a Subsidiary of the Company which could have a material adverse affect on the Company.

         4.24 YEAR 2000 COMPATIBILITY. (a) Except as disclosed on SCHEDULE 4.24 and except for such matters as would not have a material adverse effect on the Company and its operations, to the Knowledge of Seller (i) all date-sensitive hardware, software, processes, procedures, interfaces and operating systems and core business functions (jointly referred to as "SYSTEMS") used within the Company's operations contain acceptable design and performance specifications so that such Systems will not abruptly end or provide invalid or incorrect results during the operation of Company's business on or after January 1, 2000, and (ii) all such Systems have been designed to ensure year 2000 compatibility including, but not limited to: date data century recognition, calculations that accommodate same century and multi-century formulas and date values, date data interface values that reflect the century, and which include year 2000 leap year calculations.

                  (b) The Company has confirmed with all of its material suppliers that except as disclosed on SCHEDULE 4.24, all data-sensitive hardware, software, processes, procedures, interfaces and operating Systems used within the supplier's operations relevant to the Company contain acceptable design and performance specifications so that such Systems will not abruptly end or provide invalid or incorrect results during the operation of Company's business on or after January 1, 2000 and that all such Systems have been designed to ensure year 2000 compatibility including, but not limited to: date data century recognition, calculations that accommodate same century and multi-century formulas and date values, date data interface values that reflect the century, and which include year 2000 leap year calculations.

                  (c) Except as disclosed in SCHEDULE 4.24 and except for such matters as would not have a material adverse effect on the Company, the products sold by the Company prior to the

Effective Time are year 2000 compatible meaning that they will not fail due to date data century recognition issues or calculations involving same century and multi-century formulas or data.

         4.25 ACCURACY OF REPRESENTATIONS. No representation or warranty by or with respect to the Seller contained herein or in any Exhibit, Schedule, certificate or other document furnished by the Seller pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

Buyer acknowledges and agrees that the transactions contemplated by this Agreement shall be without representation or warranty by the Seller, express or implied, except as specifically set forth in this Article IV or in any certificates or other documents delivered in connection herewith at the Closing.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as of the date of this Agreement as follows:

         5.1 INVESTMENT INTENT. The Shares are being purchased for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933.

         5.2 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.

         5.3 AUTHORIZATION, VALIDITY AND EFFECT. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and represents the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

         5.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated herein, nor compliance by Buyer with any of the provisions hereof, will conflict with or result in a breach of any provision of the articles of incorporation or code of regulations of

Buyer, upon obtaining the Consents listed in SCHEDULE 5.4, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a material adverse effect on Buyer, or (iii) subject to receipt of the requisite approvals referred to in SCHEDULE 5.4(b), violate any Order or Law applicable to Buyer or any of its properties or assets.

                  (b) Other than (i) notices and/or Consents under the HSR Act, and (ii) as set forth in SCHEDULE 5.4(b), no notice to, filing with, authorization of, or exemption by, or Consent of any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated in this Agreement.

         5.5 LEGAL PROCEEDINGS. As of the date of this Agreement and except as set forth in Buyer's Report on Form 10-K for the year ended December 31, 1997, there are no Actions instituted or pending, or to Buyer's Knowledge, overtly threatened, against Buyer, or against any of its properties, assets, interests or rights, that would have, either individually or in the aggregate, a material adverse effect on Buyer if adversely decided. Buyer is not subject to any Order that would have a material adverse effect on Buyer.

         5.6 BUYER'S FINANCING. Buyer has available funds and commitments from responsible financial institutions to provide funds that, taken together, are sufficient for Buyer to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses. Buyer has provided Seller a copy of such commitments.

         5.7 NO OTHER REPRESENTATIONS. The only representations and warranties of the Seller relied upon, or to be relied upon, by Buyer in evaluating the Company and making the decision to purchase the Shares are those set forth in this Agreement, an Exhibit, a Schedule, or any other document delivered at the Closing.

         5.8 BROKERS. No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby except for the compensation of Taylor Divestitures which Seller has agreed to pay.


                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS
                            ------------------------

         6.1 EMPLOYEE MATTERS. (a) Buyer represents that it has no present intention to cause the Company to terminate any employee of the Company who is an active employee (for this purpose, persons who are on long-term or short-term disability or leave of absence at the Effective

Time are not considered "active employees") of the Company at the Effective Time (the "Continued Employees").

                  (b) Buyer represents that it presently intends to cause the Company after the Effective Time to continue to provide compensation and benefits to the Continued Employees that are substantially equivalent in value to those that they received immediately prior to the Effective Time.

                  (c) Except as otherwise specifically provided herein, the Company shall not participate in, and employees of the Company shall no longer accrue benefits under, any employee benefits plan, arrangement, or program sponsored or maintained by Seller or its Affiliates (the "Seller Plans") after the Effective Time. Buyer shall make information about Continued Employees available to and otherwise cooperate with reasonable requests by the Seller or its agents (including counsel for the Seller) with respect to (i) qualification of the Derlan Industries, Inc. 401(k) Retirement Plan ("Seller 401(k) Plan"), or
(ii) completing an Application for Determination of Qualified Status for the Derlan Industries, Inc. Retirement Savings Plan ("Seller Savings Plan").

                  (d) With respect to the "Seller Savings Plan" and the "Seller 401(k) Plan," Seller shall use reasonable commercial efforts in a timely manner to (1) amend such plans to provide for the full vesting of all contributions of the Continued Employees, if not fully vested at the Effective Time, under such plans, (2) permit the Continued Employees to elect a distribution of their accounts under such plans pursuant to Section 401(k)(10)(A)(iii) of the Code (relating to the sale of a subsidiary) and (3) amend participant loans under such plans as necessary to avoid the acceleration of income to the Continued Employees and, further, Seller shall continue to accept payments thereon after the Effective Time.

                  (e) With respect to the Monarch Machine Tool Company Retirement Savings Plan (the "Buyer Savings Plan"), Buyer shall (1) use its best effort to enroll the Continued Employees in such plan immediately after the Effective Time, subject to such plan's six month service requirement (for which Buyer will recognize past service with Seller, Company and its controlled group members), (2) provide the Continued Employees with the same matching contribution as provided under the Buyer Savings Plan for all participants effective January 1, 1999 (100% of employee contributions up to a maximum of 4% of their compensation), (3) allow the Buyer Savings Plan to accept direct rollovers and rollover contributions from the Seller Savings Plan and the Seller 401(k) Plan consisting of cash and the promissory notes of participant loans thereunder upon the receipt from Seller of a statement that the plans have received a determination letter from the IRS indicating that the plans are qualified and that Seller is not aware of any circumstances that would result in the disqualification of either plan, and (4) recognize the past service with Seller, Company and its controlled group members for any vesting and benefit determinations under the Buyer's Savings Plan.

                  (f) With respect to the group health plan benefits provided under the Derlan Industries, Inc. Group Insurance Plan (the "Seller Group Health Plan"), Seller shall (1) offer each Continued Employee with the opportunity to elect COBRA continuation coverage under Section 4980B of the Code under the dental benefits portion of such plan on and after the Effective Time and, consistent therewith, provide each Continued Employee with the required written COBRA notice within 14 days after the Effective Time, (2) offer Richard Groseclose COBRA continuation coverage under such Plan effective immediately after the Effective Time at no out of pocket cost to him and continuing for the period required by COBRA (and Buyer hereby agrees to reimburse Seller promptly for the cost of the premiums for COBRA coverage under such Plan) and (3) retain the responsibility and liability to provide COBRA continuation coverage to any participant or beneficiary under the Seller Group Health Plan who currently is purchasing COBRA continuation coverage or is eligible to purchase such coverage as of the Effective Time.

                  (g) With respect to the Monarch Machine Tool [Group Health Plan] (the "Buyer Group Health Plan"), Buyer shall (1) offer the Continued Employees the opportunity to enroll in such Plan effective immediately after the Effective Time, without any service requirement therefor and (2) provide the Continued Employees who enroll in such plan with the level of coverage and benefits as provided under the Buyer Group Health Plan for all participants effective January 1, 1999, provided that any Continued Employee (or other employee) who elects not to enroll in the Buyer Group Health Plan when initially offered and who later elects to enroll in such Plan shall be subject to any preexisting condition requirement under the Buyer Group Health Plan consistent with the terms of such plan and applicable Laws.

         6.2 CONDUCT OF THE COMPANY AND SELLER. During the period from the date of this Agreement and continuing until the Effective Time, Seller shall, except as otherwise contemplated by this Agreement:

                  (a) (i) cause each of the Company and its Subsidiaries to conduct its business in the ordinary course thereof consistent with past practice; provided, however, that the Company and Subsidiaries shall be permitted to pay a cash dividend or dividends to Seller (or the Company, as the case may be) in an amount equal to the income taxes on each of their income for the period from October 31, 1998 through the Effective Time calculated in a manner consistent with past practices, and (ii) not permit the Company to declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of its capital stock except as provided in clause (i) with respect to income taxes and except for cash dividends to Seller provided the total amount of cash dividends paid to Seller since October 31, 1998 (after giving effect to any cash dividend about to be paid) does not exceed $4,978,454 plus any cash dividend permitted under clause (i) of this Section 6.2(a).

                  (b) not permit any of the Company or its Subsidiaries to make any change or amendment to or repeal their respective charter or bylaws or comparable governing instruments.

                  (c) not permit any of the Company or any of its Subsidiaries to issue or sell shares of capital stock or any other securities of any of them or issue any securities convertible into or exchangeable for, or rights to purchase relating to, or enter into any contract, commitment or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them, or adjust, split, combine or reclassify any of their capital stock or other securities, or amend, permit acceleration of, or otherwise make any other changes in their capital structures.

                  (d) not permit any of the Company or its Subsidiaries to (i) adopt or amend any bonus, profit sharing, compensation, severance, stock option, pension, retirement or other employee benefit agreement, trust, plan or arrangement for the benefit or welfare of any present or former director, officer or employee of any of them or (ii) increase the compensation or fringe benefits of any present or former director, officer or employee (except that, in the case of employees who are not officers, individual merit increases and promotional increases, not to exceed 4% of salary, in accordance with past practices may be granted, but no across-the-board or generally applicable increases may be granted), or pay any bonus, compensation or benefit not required by any existing Plan, or hire any employee at an annual rate of compensation (including anticipated incentive compensation, if any) in excess of $50,000, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (e) not permit any of the Company or its Subsidiaries to, other than in the ordinary course of business, lease, sell or dispose of, or contract to lease, sell or dispose of, in any single transaction or series of related transactions, any asset or group of assets having a value, or selling price, or aggregate rental, in excess of $50,000.

                  (f) not permit any of the Company or its Subsidiaries to, other than in the ordinary course of business, lease, purchase or otherwise acquire, in any single transaction or series of related transactions, any asset or group of assets having a value or purchase price, or lease payments, in excess of $50,000.

         6.3 REASONABLE ACCESS; CONFIDENTIALITY. (a) From the date hereof until the Closing, Seller shall cause the Company and its Subsidiaries to give Buyer and its representatives, upon reasonable notice to the Company full and complete access to the assets, properties, books, records, agreements and employees and advisors of the Company and its Subsidiaries and shall cause the Company and its Subsidiaries to permit Buyer to make such inspections as it may reasonably require and to furnish Buyer during such period with all such information relating to the Company and its Subsidiaries as Buyer may from time to time reasonably request.

                  (b) Any information provided to or obtained by Buyer pursuant to paragraph (a) above shall be "Information" as defined under the Confidentiality Agreement, dated September 22, 1998, between the Company and Buyer (the "CONFIDENTIALITY AGREEMENT"), and shall be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

                  (c) Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

         6.4 HSR FILING; OTHER ACTION. Subject to the terms and conditions herein provided, the parties shall (a) no later than 2 Business Days after the date hereof make their respective filings and thereafter make any other required submissions under the HSR Act and thereafter diligently prosecute such filing;
(b) use their reasonable best efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Closing Date with, and which Consents are required to be obtained prior to the Closing Date from, Governmental Authorities and other Persons in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such Consents; and (c) take, or cause to be taken, all other action and do, or cause to be done, all other things necessary to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable best efforts to: (x) resist any litigation or administrative proceeding challenging the transactions contemplated hereby, (y) lift or rescind any injunction, restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, or (2) obtain all necessary waivers or Consents. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the parties shall take all such necessary action which is commercially reasonable.

         6.5 PUBLICITY. Seller and Buyer shall make a joint press release announcing the execution of this Agreement and the transactions contemplated hereby that shall be acceptable to each of Seller and Buyer. No other publicity release or announcement concerning the transactions contemplated hereby shall be issued by either party without the advance written consent of such other party, except any such release or announcement as may be required by applicable Law.

         6.6        TAXES; TAX RETURNS; AND TAX INDEMNITIES.

                  (a) DEFINITIONS. For purposes of this Section 6.6, the following terms shall have the following meanings:

                  (i) "CONSOLIDATED RETURN" means any consolidated federal income tax return or any other consolidated, combined or unitary state or local tax return that has been or will be filed for any Pre-Closing Tax Period by Seller or an Affiliate of Seller on behalf of an affiliated group of corporations of which one or more of the Company or any of its Subsidiaries was or is includible as members.

                  (ii) "PRE-CLOSING TAX PERIOD" means all taxable periods ending before the Effective Time and that portion to and including the Effective Time of any taxable period that includes (but does not end at) the Effective Time.

                  (iii) "TAX" or "TAXES" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, excise, property, sales, use, transfer, payroll, license, employment, production, gross receipts, windfall profits, severance, tariffs, withholding and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment); and any amounts that could be charged against the Company or any of its Subsidiaries under a tax sharing agreement relating to a Pre-Closing Tax Period provided that Taxes shall not include any amounts for which an asset or accrual is reflected on the Closing Date Net Worth Statement.

                  (iv) "TAX RETURN" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes, including, without limitation, consolidated federal income tax returns of the Seller and its Affiliates, declarations of estimated tax and tax reports required to be filed with respect to any of the Company and its Subsidiaries or any of their income, properties or operations.

                  (b) SECTION 338(h)(10) ELECTION. Seller and Buyer shall, at the time and in the manner requested by Buyer if Buyer requests in a timely manner, join in making a Section 338(h)(10) election under the Code (or any comparable election available in any state or local tax jurisdiction) with respect to the purchase and sale of the Shares and, in connection therewith (i) shall cause a Department of the Treasury Form 8023 that has been appropriately completed to be timely filed on behalf of the affiliated group of corporations, for federal income tax purposes, of which any of the Company or any of its Subsidiaries is a member at the Effective Time and (ii) take such other action as Buyer shall reasonably request including, without limitation, providing Buyer with any requested information, and making available and causing appropriate persons to take any action on behalf of the Seller required for the making of a
Section 338(h)(10) election (or any comparable election in any state or local tax jurisdiction) in accordance with Treasury Regulation Section 1.338(h)(10)-1 and Department of the Treasury Form 8023 (or comparable regulations of the applicable jurisdiction), provided Buyer makes any and all such requests in a timely manner and agrees to reimburse Seller any additional Taxes incurred by Seller or Affiliates of Seller on account of any such Section 338(h)(10) election under the Code (or any comparable election available in any state or local tax jurisdiction). Seller agrees that if Buyer notifies Seller in writing that Buyer is considering making a Section 338(h)(10) election, Seller will, within 30 days after receiving such notice from Buyer, advise Buyer of the additional Taxes that Seller would incur as a result of Buyer making a Section 338(h)(10) election and the amount specified by Seller shall be the amount which Buyer is required to reimburse Seller pursuant to the preceding sentence and further provided that if such amount is paid to Seller, then Seller will join in the Section 338(h)(10) election..

                  (c) INDEMNIFICATION OF BUYER GROUP. Subject to the provisions of Section 6.6(e), Seller shall be liable for, and shall hold the Buyer, the Company, and Affiliates of the Buyer (the "BUYER GROUP") harmless from and against, any and all Taxes due or payable by the Company or any of its Subsidiaries for any Pre-Closing Tax Period, including, without limitation, any liability pursuant to Treasury Regulations Section 1.1502-6, or any comparable state or local provisions. Subject to performance by Buyer of its obligations under Section 6.6(b), Taxes that Seller shall be liable for and shall hold Buyer, the Company, and its Subsidiaries (the "Buyer Group") harmless from and against shall include any income and franchise taxes imposed by any state or political subdivision thereof that result from or arise out of the filing, in accordance with Treasury Regulation Section 1.338(h)(10)-1, of a Section 338(h)(10) election (or any election of the applicable jurisdiction which treats the purchase and sale of the Shares as a deemed purchase and sale of assets) with respect to the purchase and sale of the Shares. Any liability of Seller for Taxes under this Section 6.6(c) to the Buyer Group in respect of any tax period for which a member of the Buyer Group will file a Tax Return pursuant to Section 6.6(f) shall be paid by Seller to Buyer or the Company, as applicable, within ten (10) business days after Buyer provides the Seller with a copy of the Tax Return to be filed.

                  (d) INDEMNIFICATION OF SELLER. Subject to the provisions of
Section 6.6(e), Buyer shall be liable for, and shall hold the Seller and its Affiliates (the "SELLER GROUP") harmless from and against, any and all Taxes due or payable by the Company, any of the Company's Subsidiaries, or Seller with respect to the Company or any of its Subsidiaries for any taxable year or tax period beginning after the Effective Time.

                  (e) ALLOCABLE TAXES. Taxes, other than Taxes payable in respect of a Consolidated Return, for a tax period beginning before the Effective Time and ending after the Effective Time shall be apportioned between Seller and the Company based upon the parties best estimate of the income and expenses allocable to each parties period of ownership.

                  (f) FILING OF RETURNS. Buyer shall cause each of the Company and each of its Subsidiaries to provide Seller a reasonable opportunity to review prior to filing and thereafter to file any Tax Return (other than any Consolidated Return) with respect to the business, activities or assets of any of the Company or its Subsidiaries for any tax period beginning before the Effective Time and ending after the Effective Time and Buyer shall pay or cause the Company or its Subsidiary, as applicable, to pay (subject to Seller' obligations to Buyer in respect of such Taxes therefor as provided in Section 6.6(e) all Taxes shown as due on any such Tax Return.

                  (g) REFUNDS. Any refunds or credits of Taxes attributable to a Pre-Closing Tax Period for which Seller is liable for Taxes under Section 6.6(c) shall be the property of Seller and if paid to Buyer or the Company, shall be promptly remitted to Seller PROVIDED, that if Seller receives a refund or credit of Taxes for any such periods and such Taxes are attributable solely to the carry-back of losses, credits or similar items from a taxable year or period that begins after the Effective Time and attributable to the Company or a Subsidiary of the Company, after receipt Seller shall promptly pay to Buyer the amount of such refund or credit, together with any interest thereon received from the relevant taxing authority, and if any such refund or credit of Taxes is subsequently reduced or disallowed, Buyer shall hold Seller Group harmless from any Taxes assessed against Seller by reason of the reduction or disallowance.

                  (h) MAINTENANCE OF RECORDS AND ASSISTANCE. Seller and Buyer shall each maintain (or, in the case of Buyer, cause the Company and its Subsidiaries to maintain) the books and records that relate to any Tax Return of the Company or a Subsidiary of the Company or any Consolidated Return for a period of not less than seven years following the filing date of such Tax Return or Consolidated Return, shall thereafter give the other party at least 30 days notice of its intention to destroy any such records and shall, at the other party's request and expense, to the extent such records relate to the Company or a Subsidiary of the Company, turn over any such records to the other party instead of destroying them. As soon as practicable after a request by Seller or Buyer ("REQUESTING PARTY"), Buyer or Seller, as the case may be (the "DELIVERING PARTY"), shall deliver to the Requesting Party such information and data and make available such knowledgeable persons employed at the time of the request by the Delivering Party as the Requesting Party may reasonably request, in order to enable the Requesting Party to complete and file all Tax Returns which it is required to file with respect to the activities or assets of the Company or a Subsidiary of the Company or to respond to audits by any taxing authorities with respect to such activities or assets. The Delivering Party's obligation under this paragraph to permit the Requesting Party access to and to review the foregoing materials is conditioned upon the Requesting Party's execution of a reasonable confidentiality agreement with respect thereto.

                  (i) NOTICE. If Buyer or the Company becomes aware of any assessment, official inquiry, examination or proceeding that could result in an official determination with respect to any Tax for which Seller could be liable pursuant to this Agreement, Buyer shall promptly so notify Seller in writing and cooperate with Seller in responding to such inquiry, examination or proceeding. If Seller becomes aware of any official inquiry, examination or proceeding that could result in an official determination with respect to any Tax for which Buyer or the Company could be liable pursuant to this Agreement, Seller shall promptly so notify Buyer in writing and cooperate with Seller in responding to such inquiry, examination or proceeding..

                  (j) Seller and Buyer agree that the Company will remain a member of the consolidated federal income tax return of Seller and its Affiliates for the period through the Effective Time and that the Company will not make an election pursuant to Treasury Income Tax Regulation Section 1.1502-76(b)(5).

                  (k) TAX RETURN FILINGS. Seller represents that the Company and its Subsidiaries have duly filed or caused to be filed, or shall duly file or cause to be filed, in a timely manner (taking into account all extensions of due dates) with the appropriate federal, state, county, local and foreign governmental agencies all Tax Returns, which are required to be filed on or before the Closing Date by or on behalf of the Company or its Subsidiaries and such returns are (or will be, in the case of those filed or caused to be filed between the date hereof and the Effective Time) complete and correct in all material respects, and all Taxes shown to be due on such Tax Returns have been or will have been paid in full on or before the Effective Time.

                  (l) INTERNATIONAL BOYCOTT. Seller represents that neither the Company nor any of its Subsidiaries has participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code.

                  (m) U.S. REAL PROPERTY HOLDING CORPORATION. Seller represents that neither the Company or its Subsidiaries is, and none has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (n) PERMANENT ESTABLISHMENT. Seller represents that neither the Company nor any of its Subsidiaries have, or has had, a permanent establishment in any foreign country other than their respective country of formation.

                  (o) TAX BASIS. SCHEDULE 6.6 sets forth the tax basis and book basis of the assets of the Company at October 31, 1998.

         6.7 RECORDS AND LITIGATION ASSISTANCE. Buyer agrees that after the Effective Time, it will permit Seller and its representatives, for any legitimate purpose including defense of litigation for which Seller is responsible, tax returns, and accounting reports, during normal business hours to have access to and examine and make copies of all of the Records. Seller agrees that it will use its reasonable commercial efforts to prevent the disclosure to any person or use by any person of any confidential information which is delivered to Seller pursuant to this Section 6.7 other than pursuant to a court order or subpoena or with respect to tax returns and other reports required by law. With respect to the financial books and records and minute books of the Company relating to matters on or prior to the Effective Time, for a period of ten years after the Effective Time, Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to Seller. In addition, Seller agrees to make certain employees of the Company and its Subsidiaries available to Seller as reasonably required after the Effective Time in connection with any litigation against the Company or a Subsidiary which Seller is required to defend. Seller agrees to reimburse the Company for reasonable out-of-pocket expenses incurred by the Company to third-parties in connection with requests of Seller pursuant to the preceding sentence.

         6.8 EXCLUSIVE DEALING. The Seller shall not, and shall cause the Company not to, from the date hereof until the earlier of (a) the termination of this Agreement in accordance with Article VIII hereof and (b) the Closing, directly or indirectly (i) initiate, discuss or negotiate any sale of the Company or entertain any inquiries concerning the foregoing, or (ii) provide any information relating to the Company or any aspects of its business to any person or entity, with the exception of information necessary to comply with the requirements of any Governmental Authority.

         6.9 CONFIDENTIALITY AFTER CLOSING. After the Effective Time, Seller shall keep confidential, except as to directors and officers of Buyer and its Affiliates, and shall not use any information concerning the Company and the Business which was considered confidential by Seller or any of the Company or its Subsidiaries prior to the Closing Date.

         6.10 UPDATING SCHEDULES. From time to time prior to the Closing (and subject to the rights of Buyer under Section 8.1(d)), Seller by written notice to Buyer may supplement or amend the Schedules to this Agreement with respect to any matter which may arise hereafter and (i) which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules to this Agreement, or (ii) which is necessary to correct any information in the Schedules to this Agreement or in any representation and warranty of Seller which has been rendered materially inaccurate thereby. The written notice pursuant to this Section 6.10 will be deemed to have amended the appropriate Schedules, to have qualified the representations and warranties contained in Article IV, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such matter.

         6.11 MAINTENANCE OF INSURANCE. Seller will cause the Company to maintain until the Effective Time all material policies of insurance in effect on the date hereof relating to the Business.

         6.12 PAYMENT OF CERTAIN AWARDS AND OBLIGATIONS. On or prior to the Closing the Seller will assume (and the Company's books will be made to reflect such assumption) all of Seller's liabilities to the Company's President under his phantom bonus agreement with the Company dated as of December 31, 1991.

         6.13 RELEASE OF COMPANY FROM LONG TERM OBLIGATIONS; GUARANTEES. At or prior to the Closing, Seller shall deliver or shall cause to be delivered to Buyer instruments effective as of the Effective Time, releasing the Company and its Subsidiaries from all Liens, Liabilities or other obligations arising under
(a) the Indenture dated as of January 31, 1997 among Derlan Manufacturing Inc., the Company, the other Guarantors listed therein and The Bank of Nova Scotia Trust Company of New York (the "INDENTURE"), (b) the Credit Agreement dated as of January 31, 1997 between Derlan Manufacturing Inc., the lenders named therein and BT Bank of Canada (the "CREDIT AGREEMENT"), (c) any Contract entered into pursuant to the Indenture or the Credit Agreement, and (d) any Contract between the Company or any of its Subsidiaries and Derlan

Industries Limited or any of its Subsidiaries (other than the Company and its Subsidiaries). From and after the Effective Time, Buyer shall use commercially reasonable efforts to replace, at Buyer's expense, those guarantees listed on
SCHEDULE 6.13 which have been issued by Seller or its Affiliates for the benefit of the Company and its Subsidiaries. Until such guarantees are replaced Seller shall, at its expense, cause them to remain in effect. Except as provided in the preceding sentence, from and after the Effective Time Buyer shall, promptly upon demand of Seller, reimburse Seller for any amounts paid by Seller or its Affiliates under or in respect of such guarantees.


                                   ARTICLE VII

                              CONDITIONS TO CLOSING
                              ---------------------

         7.1 CONDITIONS TO OBLIGATIONS OF THE PARTIES. The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

                  (a) The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

                  (b) None of the parties hereto shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. In the event any such Order shall have been issued, each party agrees to use its reasonable best efforts to have any such Order overturned or lifted.

         7.2 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following additional conditions:

                  (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except for such breaches that would not, individually or in the aggregate with other breaches on the part of Buyer materially adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

                  (b) Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.

                  (c) Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, as to the satisfaction by it of the conditions set forth in Sections 7.2(a) and 7.2(b).

         7.3 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

                  (a) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except for such breaches that would not, individually or in the aggregate with any other breaches on the part of the Seller, reasonably be expected to have a Closing Condition Material Adverse Effect on the Business.

                  (b) Each of the agreements and covenants of the Seller to be performed and complied with by the Seller pursuant to this Agreement prior to or as of the Closing Date shall have been duly performed and complied with in all material respects.

                  (c) The Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed on its behalf by two authorized officers of Seller as to the satisfaction by it of the conditions set forth in subsections 7.3(a) and 7.3(b).

                  (d) Between the date of this Agreement and the Closing Date, no change or event shall have occurred which has had a Closing Condition Material Adverse Effect on the Company.

                  (e) Seller shall have obtained, at its cost, all releases required under Section 6.13.


                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT
                            ------------------------

         8.1 TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing
Date:

                  (a)  by mutual written consent of Buyer and Seller;

                  (b) by Buyer or Seller, upon written notice to the other party, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the Outside Date, unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

                  (c) by Buyer or Seller, upon written notice to the other party, if a Governmental Authority of competent jurisdiction shall have issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this clause (c) has used its reasonable best efforts to remove such Order;

                  (d) by Buyer, if there has been a Closing Condition Material Adverse Effect which is not capable of being cured on or before the Outside Date; or

                  (e) by Seller, if there has been a material violation or breach by Buyer of any of the agreements, representations or warranties of Buyer contained in this Agreement which is not capable of being cured on or before the Outside Date.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1, no party shall have any liability or any further obligation to any other party, except as provided in this Section 8.2 and except that nothing herein shall release, or be construed as releasing, any party hereto from any liability or damage to any other party hereto arising out of the breaching party's willful and material breach in the performance of any of its covenants, agreements, duties or obligations arising under this Agreement. The obligations of the parties to this Agreement under Sections 6.3(b) and 10.1 shall survive any termination of this Agreement.


                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

         9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS . The several representations and warranties of the parties contained in this Agreement (or in any document delivered in connection herewith) will survive the Closing Date; provided, however, such representations and warranties will expire 18 months after the Closing Date except (i) with respect to claims asserted by Buyer or Seller with respect to such representations and warranties prior to such expiration in which case they will survive until the resolution of such claims in accordance with this Article IX; (ii) that the representations and warranties of Seller contained in Sections 4.1, 4.2,. and 4.3 and the representations and warranties of Buyer contained in Sections 5.1, 5.2, and 5.3 will not expire; (iii) that the representations and warranties of Seller contained in Section 4.20 will expire 60 months after the Closing Date; and (iv) that the representations and warranties of Seller contained in Section 4.7 will remain operative and in full force and effect until the expiration of any applicable statute of limitations (giving effect to any tolling, waiver or extension thereof). The several covenants of the parties contained in this Agreement (or in any document delivered in connection herewith) that require performance after the Closing will remain operative and in full force and effect without any time limitation, except as any such covenant will be limited in duration by the express terms hereof.

         9.2 INDEMNIFICATION BY BUYER . Subject to the terms and conditions of this Article IX, from and after the Effective Time, Buyer will indemnify, defend and hold Seller, its Affiliates, and their respective directors, officers, representatives, employees and agents harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs, royalties, payments, license fees and expenses (including interest, penalties, reasonable attorneys' fees, accounting fees and investigation costs) (collectively, "LIABILITIES") resulting from or arising out of (i) any breach of any representation or warranty of Buyer contained herein or in any other closing document delivered by Buyer in connection herewith, or (ii) any breach of any covenant of Buyer contained herein or in any other closing document delivered by Buyer in connection herewith, which covenant requires performance by Buyer after the Closing, or (iii) the operation by Buyer of the Business after the Closing, except to the extent Seller is required to indemnify Buyer with respect thereto.

         9.3 INDEMNIFICATION BY SELLER. Subject to the terms and conditions of this Article IX, from and after the Effective Time, Seller will indemnify, defend and hold Buyer, its Affiliates (including the Company and any Subsidiary of the Company), and their respective directors, officers, representatives, employees and agents harmless from and against any and all Liabilities to the extent not reflected in the Closing Date Net Worth Statement and resulting from or arising out of (i) any breach of any representation or warranty of Seller contained herein or in any closing document delivered by Seller in connection herewith, (ii) any breach of any covenant of Seller or any Affiliate of Seller contained herein or in any closing document delivered by Seller in connection herewith, except for those covenants that terminate at or prior to the Effective Time, (iii) any real property, line of business, or Subsidiary owned by Seller, the Company, or an Affiliate of Seller which was disposed of prior to January 1, 1998 or any real property leased by Seller, the Company, or any Affiliate of Seller as to which the lease terminated prior to January 1, 1998 or any Hazardous Materials disposed of by the Company prior to January 1, 1998, (iv) any director, officer, or employee benefit plan or arrangement of Seller or an Affiliate of Seller (other than a Plan listed on SCHEDULE 4.13) provided the Liabilities arose prior to January 1, 1998, (v) any obligation of the Company to indemnify a director or officer of the Company or a Subsidiary of the Company for acts in his or her capacity as a director or officer of the Company which acts were committed prior to the Effective Time, (vi) any legal matter disclosed or required to be disclosed in SCHEDULE 4.15 that was not disclosed in such
SCHEDULE 4.15, (vii) any actual bodily injury or physical damage to properties (other than products manufactured or serviced by the Company) which actually happened prior to the Effective Time and is attributable to a product manufactured or service performed or the omission of a service that should have been performed by the Company, (viii) Liens, other than Permitted Liens, against tangible personal property included in the Closing Date Net Worth Statement,
(ix) any third party costs incurred by the Company or Buyer in obtaining the permits, if they would have been required for the operation of the Business prior to the Effective Time, listed at (b)1 and (b)2 of SCHEDULE 4.20, if required for the operation of the Business, and any fines, penalties or other charges incurred by the Company as a result of its operation of the Business prior to the Effective Time without such permits, or (x) any action taken in connection with the Seller 401(k) Plan for the purposes of obtaining a letter from the IRS indicating that such plan is a qualified plan or correcting any deficiencies in the administration, operation, or compliance status of the Seller 401(k) Plan prior to the Effective Time.

         9.4      LIMITATIONS.

         (a) Notwithstanding anything to the contrary in this Agreement, (i) no person or entity shall be entitled to receive any indemnification payment in respect of matters, incidents, or events which are indemnifiable under Sections 9.3(i), 9.3(iii), or 9.3(iv) until the aggregate of all Liabilities arising from matters, incidents, or events which are indemnifiable under Sections 9.3(i), 9.3(iii), or 9.3(iv) shall exceed $250,000 (the "Threshold"), and, when such Threshold is reached, indemnification shall be payable only for Liabilities in excess of the Threshhold and (ii) Seller and its Affiliates shall not be required in any event, or under any set of circumstances, to indemnify Buyer or its Affiliates for any Liabilities in excess of $16,000,000, in the aggregate, arising under this Agreement or associated with the transactions contemplated in this Agreement.

         (b) Buyer will not be entitled to indemnification from Seller for any Liabilities unless and until Buyer and the Company have reasonably pursued to final conclusion all claims for insurance available to them and their Affiliates with respect to such Liabilities and to the extent of insurance proceeds actually received by Buyer or the Company or their Affiliates with respect to such Liabilities.

         9.5 PROCEDURE. In the event that any third party claim or demand shall be asserted against any indemnified party in respect of any Liabilities, the indemnified party shall promptly, and in any event within 30 days after the receipt of notice of such claim or demand which may give rise to a claim under this Article IX, if a claim in respect thereof is to be made against the indemnifying party hereunder, cause written notice thereof to be given to the indemnifying party; provided, however, that failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligations it may have to the indemnified party or its Affiliates hereunder, except to the extent that it is prejudiced by such failure. In the event any claim or demand for indemnification is made under this Article IX, the indemnifying party shall be entitled to meaningfully participate therein and, upon delivery by the indemnifying party to the indemnified party of written notice, the indemnifying party may assume and control the defense thereof with counsel of its choice, and thereafter the indemnifying party shall not be liable to such indemnified party hereunder for any fees of other counsel subsequently accrued by the indemnified party in connection with the defense thereof. In the event that any claim or demand is made under this Article IX, the indemnifying party and the indemnified party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such claim or demand. If the indemnifying party assumes the defense of an action, (a) the indemnified party shall be entitled to participate therein at its sole cost and expense; and (b) no settlement or compromise thereof may be effected by the indemnified party without the consent of the indemnifying party. If the indemnifying party does not assume the defense of an action, no compromise or settlement thereof may be effected at the expense of the indemnifying party without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

          9.6 EXCLUSIVE REMEDIES. From and after the Closing, Buyer's and Seller's right to indemnification under this Article IX with respect to any Liabilities shall be their sole and exclusive remedy for damages under or with respect to this Agreement or the transactions contemplated hereby (other than breaches related to Taxes for which indemnification is provided pursuant to
Section 6.6, breaches related to termination of this Agreement under Article VIII, orthe

Noncompetition Agreement), and they shall not be entitled to pursue, and hereby expressly waive, any and all rights that may otherwise be available either at law or in equity with respect thereto.


                                    ARTICLE X

                            MISCELLANEOUS AND GENERAL
                            -------------------------

         10.1 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein (it being understood that all third party costs and expenses incurred by the Company and Seller in connection herewith shall be borne by Seller).

         10.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

         10.3 NO THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

         10.4 NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be sufficient if in writing, and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

                  If to Monarch:

                           The Monarch Machine Tool Company
                           2600 Kettering Tower
                           Dayton, OH 45423
                           Attention: Richard E. Clemens, President
                           Fax: (937) 910-9305

                  with a copy to:

                           Thompson Hine & Flory LLP
                           2000 Courthouse Plaza N.E.
                           Dayton, OH 45402
                           Attention: Joseph M. Rigot, Esq.
                           Fax: (937) 443-6635

                  If to Seller:

                           c/o Derlan Industries, Inc.
                           145 King Street East, Suite 500
                           Toronto, Ontario
                           Canada M5C  247
                           Attention: Stephen B. Taylor
                           Fax: (416) 362-5334

                  with a copy to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio  44114
                           Attn: John P. Dunn
                           Fax:  (216) 579-0212

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

         10.5 COMPLETE AGREEMENT. This Agreement and the schedules hereto and the other documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

         10.6 CAPTIONS; REFERENCES. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement. When a reference is made in this Agreement to a clause, a Section or an Article, such reference shall be to a clause, a Section or Article of this Agreement unless otherwise indicated.

         10.7 AMENDMENT. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement.

         10.8 WAIVER. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a writing signed on behalf of such party.

         10.9 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to its rules of conflict of laws.

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

         10.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.11 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                            DERLAN INDUSTRIES, INC.

                            By:/s/ Stephen Taylor
                               Name: Stephen Taylor
                               Title: Vice President



                            THE MONARCH MACHINE TOOL COMPANY


                            By:/s/ Richard E. Clemens
                               Name: Richard E. Clemens
                               Title: President and CEO

                      GUARANTY OF DERLAN INDUSTRIES LIMITED
                      -------------------------------------

         For good and valuable consideration and to induce The Monarch Machine Tool Company ("Buyer") to enter into the foregoing Stock Purchase Agreement, the undersigned Derlan Industries Limited, an Ontario, Canada corporation, hereby guarantees the full and timely performance by Derlan Industries, Inc. ("Seller") of each and every obligation of Seller under the Stock Purchase Agreement in accordance with the terms of such Agreement.

         The Guaranty shall be governed by, and construed and enforced in accordance with, the laws of Ontario, Canada, without regard to its rules of conflict of laws.

         IN WITNESS WHEREOF, Derlan Industries Limited has caused this Guaranty to be executed on its behalf by its duly authorized officer as of this 31st day of December 1998.

                                       DERLAN INDUSTRIES LIMITED


                                       By /s/ STEPHEN TAYLOR
                                       Its Vice President, Corporate Development

                                                                       EXHIBIT A
                                                                       ---------

                            NONCOMPETITION AGREEMENT
                            ------------------------


         THIS NONCOMPETITION AGREEMENT ("Agreement") is made as of the 31st day of December, 1998 among THE MONARCH MACHINE TOOL COMPANY, an Ohio corporation ("Monarch"), DERLAN INDUSTRIES, INC., a Wisconsin corporation ("Derlan U.S.") and DERLAN INDUSTRIES LIMITED, an Ontario, Canada corporation ("Derlan Parent") (Derlan U.S. and Derlan Parent are sometimes hereinafter collectively referred to as "Derlan"), under the following circumstances:

                  A. Derlan U.S., a wholly-owned subsidiary of Derlan Parent, and Monarch are parties to a Stock Purchase Agreement dated as of December 30, 1998 (the "Stock Purchase Agreement"), pursuant to which Monarch has agreed to purchase all of the issued and outstanding capital stock of GFG Corporation, a Wisconsin corporation ("GFG");

                  B. The value of GFG and its subsidiaries (collectively, the "Companies") would be severely affected and materially impaired if Derlan Parent or any of its Affiliates were to compete with any of the Companies; and

                  C. The Stock Purchase Agreement provides that Derlan U.S., Derlan Parent and Monarch will enter into this Agreement at the Closing (as defined in the Stock Purchase Agreement), and Derlan Parent hereby acknowledges that the purchase of the capital stock of GFG Corporation by Monarch and the payment of the Noncompetition Payment (as defined herein) to Derlan U.S. is adequate consideration for Derlan Parent's entering into this Agreement;

         NOW, THEREFORE, the parties agree as follows:

         SECTION 1. DEFINED TERMS. All capitalized terms used herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement unless otherwise defined herein.

         SECTION 2. NONCOMPETITION; NONCOMPETITION PAYMENT. (a) For a period of five years, beginning at the Effective Time and ending on the fifth annual anniversary date of the Effective Time, Derlan Parent and Derlan U.S. shall not, and shall not permit any entity controlled by Derlan Parent ("Affiliate") to, directly or indirectly engage in, or have any interest in, any person, firm, corporation or business entity which, directly or indirectly, engages in the design, engineering, manufacture, marketing, distribution, sale, and servicing of (i) coil coating and laminating equipment, (ii) electrostatic spraying and rotary atomizing equipment or (iii) coil and strip processing equipment or the sale of parts, components and accessories for any such equipment (herein referred to as a "Competitive Business").

         (b) The provisions of Section 2(a) shall not be deemed to prohibit Derlan Parent or its Affiliates, including Derlan U.S., from:

                    (i) Acquiring any diversified entity or business which has a constituent part which at the time of acquisition is engaged in a Competitive Business, if the Competitive Business represents less than ten percent (10%) of the most recent annual sales of the acquired entity or business; it being the intention of the parties that Derlan Parent or one of its Affiliates should not be prevented from purchasing a holding company or some other group of companies merely because one of the minor companies or divisions thereof being acquired is engaged in a Competitive Business; or

                   (ii) Acquiring or owning not more than five percent (5%) of the outstanding voting securities (or securities convertible into voting securities) of any company whose securities are listed and actively traded on any national, international or regional securities exchange, or over-the-counter market.

                  (c) It is the intention of the parties that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that the restrictions on competition hereunder are adjudicated to be invalid or unenforceable in any such jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision to the extent necessary to render such provision enforceable to the maximum reasonable extent permitted by applicable law, such limited form to apply only with respect to the operation of this section in the particular jurisdiction in which such adjudication is made.

                  (d) At the time Derlan Parent and Derlan U.S. enter into this Agreement, Monarch shall pay to Derlan U.S. $1,500,000 (the "Noncompetition Payment").

                  SECTION 3. NONSOLICITATION OF EMPLOYEES. Without the written consent of Monarch, Derlan Parent or Derlan U.S.shall not, and shall not permit any of their Affiliates, to solicit for employment or consultation or otherwise hire any employee of any of the Company or its Subsidiaries at any time during the two year period commencing at the Effective Time and ending on the second annual anniversary date of the Effective Time.

                  SECTION 4. EQUITABLE RELIEF. Any failure by Derlan Parent or Derlan U.S. to comply with the terms of this Agreement may cause irreparable damages to Monarch. Accordingly, in the event of a breach of any provision of this Agreement by Derlan Parent or Derlan U.S., then Monarch shall have the immediate right to secure an order enjoining such breach in addition to any of the other remedies which may be available to Monarch at law or in equity.

                  SECTION 5. WAIVER. The failure of any party to insist in any one or more instances upon performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, and the same shall continue and remain in full force and effect. No single or partial exercise by any party of any right or remedy shall preclude any future exercise thereof or the exercise of any other right or remedy. Waiver by either party of any breach of any provision of this Agreement shall not constitute or be construed as a continuing waiver or as waiver of any other breach of any other provision of this Agreement.

                  SECTION 6. NOTICE. Any notice or other communication provided for herein or given hereunder to a party hereto shall be sufficient if in writing, and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:

                  If to Monarch:

                           The Monarch Machine Tool Company
                           2600 Kettering Tower
                           Dayton, OH 45423
                           Attention: Richard E. Clemens, President
                           Fax: (937) 910-9305

                  with a copy to:

                           Thompson Hine & Flory LLP
                           2000 Courthouse Plaza N.E.
                           Dayton, OH 45402
                           Attention: Joseph M. Rigot, Esq.
                           Fax: (937) 443-6635

                  If to Derlan Parent or Derlan U.S.:

                           Derlan Industries Limited
                           145 King Street East, Suite 500
                           Toronto, Ontario
                           Canada M5C  247
                           Attention: Stephen B. Taylor
                           Fax: (416) 362-5334

                  with a copy to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio  44114
                           Attn: John P. Dunn
                           Fax:  (216) 579-0212

         SECTION 7. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         SECTION 8. ENTIRE AGREEMENT; AMENDMENT. This Agreement shall constitute the complete and entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous oral and written negotiations and commitments and any other writings with respect to such subject matter. This Agreement may not be modified or amended except in a writing duly executed by the party to be bound thereby.

         SECTION 9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        "Derlan Parent"

                                        DERLAN INDUSTRIES LIMITED



                                        By______________________________________
                                           Name:
                                           Title:

                                        "Derlan U.S."

                                         DERLAN INDUSTRIES, INC.


                                        By______________________________________
                                           Name:
                                           Title:


                                        "Monarch"

                                        THE MONARCH MACHINE TOOL COMPANY


                                        By______________________________________
                                           Richard E. Clemens
                                           President and Chief Executive Officer